Exhibit 99.1

NEWS RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
John Burke	Tom Hickey
Interim Chief Financial Officer	Director of Corporate Communications
(609) 449-5534	(609) 347-3804

TRUMP ENTERTAINMENT RESORTS REPORTS

FOURTH QUARTER AND YEAR END 2007 RESULTS

ATLANTIC CITY, NJ – March 5, 2008 – Trump Entertainment Resorts, Inc. (NASDAQ: TRMP) (the “Company”) today reported its results for the three months and year ended December 31, 2007 and other related news.

In making the announcement, Mark Juliano, Chief Executive Officer of the Company, said, “2007 was a year of accomplishment and challenge for our company. Generally, we are pleased that our initiatives aimed at attracting new cash business, targeting our marketing dollars, controlling costs and delivering a high quality experience through facility innovation and service enhancement led us to increase our overall market share and deliver consistent margins at two of our three properties. Certainly the introduction of gaming in Pennsylvania had a more severe impact than had been anticipated. Due to the effects of current competitive and economic pressures, and in accordance with generally accepted accounting principles, we recorded non-cash write-downs to certain of our intangible and other assets during the quarter that had a substantial impact on our earnings.

“We viewed 2007 as an opportunity to continue investing in a new business model focused on increasing the quality of our customers, length of stay and diversifying our revenue streams to include more non-gaming amenities. The critical changes we have made during the past two years to accomplish these goals led us, in my view, to outperform the market revenue trends for the fourth quarter and full year. While the year posed challenges for each of our properties and the entire Atlantic City gaming market, we are encouraged by the results our strategic initiatives have produced and are confident we have made great accomplishments in building the company we have been envisioning for nearly three years.

“The refinancing of our credit facility in the fourth quarter was a significant accomplishment for the Company. By extending the maturity period, providing a favorable interest rate in a difficult credit market and eliminating certain financial convenants, this development further assured the necessary liquidity for the Company to implement its strategic plan.

“Now, as we prepare to open our new 782-room hotel tower at the Taj Mahal, which will be joined by other new hotel rooms in Atlantic City this year, we have an optimistic outlook on the future as we believe that Atlantic City is developing into a regional resort destination, that the worst of the impact of Pennsylvania is now behind us, and that we have built a Company prepared to grow by operating smarter and more efficiently than before.”

CONSOLIDATED RESULTS

The following table outlines the financial results (dollars in millions, except share data. Unaudited):

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Net revenues	$228.6	$244.2	$988.2	$1,026.3
Adjusted EBITDA[1]	$22.6	$34.2	$144.4	$168.0
Depreciation and amortization	(16.4)	(16.3)	(65.6)	(68.1)
Income from legal settlements, net of legal fees	28.8	—	28.8	1.7
Goodwill and other asset impairment charges	(238.7)	—	(238.7)	—

(Loss) income from operations	$(203.7)	$17.9	$(131.1)	$101.6
Loss from continuing operations	$(183.2)	$(10.3)	$(198.2)	$(19.1)
Income from discontinued operations	—	0.6	—	0.6

Net loss	$(183.2)	$(9.7)	$(198.2)	$(18.5)

Basic and diluted share data:
Continuing operations	$(5.89)	$(0.33)	$(6.38)	$(0.62)
Discontinued operations	—	0.02	—	0.02

Basic and diluted net loss per share	$(5.89)	$(0.31)	$(6.38)	$(0.60)

The majority of the Company’s loss from continuing operations during the quarter and year ended December 31, 2007 is attributable to (i) non-cash charges of $238.7 million in goodwill and other asset impairment charges and $4.1 million relating to the refinancing of the Company’s credit facility, and (ii) the decrease in net revenues attributable to a decrease in gaming revenues of $18.6 million and $57.6 million for the quarter and year ended December 31, 2007, respectively. The Company attributes the decline in gaming revenues primarily to increased regional competition. These items were partially offset by $28.8 million in income, net of legal fees, resulting from the settlement with the City of Atlantic City of various property tax appeals during 1997 through 2007, including $12 million in cash.

In accordance with Statement of Financial Accounting Standards No.142 and No. 144, the Company performed its annual goodwill and other intangible asset impairment test during the fourth quarter of 2007. The goodwill and other intangibles were recorded in May 2005 when the Company utilized fresh-start accounting at a time when Atlantic City was reaching towards an all-time revenue peak, and general economic and credit market conditions were strong relative to today. Based upon the results of the impairment testing, the Company determined that, due to the effects of the recent increase in regional competition, the partial smoking ban in Atlantic City, and a general weakening of the economy and the credit markets, goodwill and trademarks had been impaired relative to the May 2005 valuation. As a result, the Company recognized goodwill and other intangible asset impairment charges totaling $147.4 million, of which $30.4 million related to the Taj Mahal, $53.1 million related to Trump Plaza and $63.9 million related to Trump Marina. In addition, the Company recorded an asset impairment charge totaling $91.3 million related to long-lived assets of Trump Marina.

(1)	Adjusted EBITDA presented in this table is (loss) income from operations excluding depreciation and amortization, goodwill and other asset impairment charges, income from our 2007 settlement with the City of Atlantic City, net of legal fees, and income from our 2006 settlement with the South Jersey Transportation Authority. The Company is presenting Adjusted EBITDA to highlight material differences that exist between periods due to unusual income and expense items. EBITDA and Adjusted EBITDA are not Generally Accepted Accounting Principles (“GAAP”) measurements, but are commonly used in the gaming industry as measures of performance and as a basis for the valuation of gaming companies. Refer to the selected financial information within and accompanying this press release for a reconciliation of (loss) income from operations to Adjusted EBITDA.

During quarter and year ended December 31, 2007, the Company’s gaming revenues outperformed the Atlantic City marketplace, as reported to the New Jersey Casino Control Commission. The following chart outlines those revenues:

	Three Months Ended December 31,			Year Ended December 31,
(in millions)	2007	2006	Change	2007	2006	Change
Trump	$241.3	$258.5	-6.7%	$1,030.8	$1,087.3	-5.2%
Competitors	889.0	978.2	-9.1%	3,889.9	4,130.4	-5.8%

Full Market	$1,130.3	$1,236.7	-8.6%	$4,920.7	$5,217.7	-5.7%

Slot revenue for the quarter decreased by 7.3%, or $13.0 million, on a year-over-basis, compared to a 14.4% combined decrease for other Atlantic City gaming operators. For the full year 2007, the Company’s slot revenue declined by 7.8%, or $59.1 million, compared to a combined decrease of 9.2% by competitors on a year-over-year basis. The company attributes this decrease primarily to regional competition in Pennsylvania.

Table revenue for the quarter decreased by 5.2%, or $4.2 million, on a year-over-year basis, compared to an overall 5.9% increase for the Company’s competitors. For the quarter, table drop increased by $20.9 million, or 4.5%. Table hold decreased by 157 basis points to 14.7%, resulting in a decrease in table win of $7.7 million, or 9.6%. For the full year 2007, the Company’s table game revenue increased by 0.8%, compared to an overall increase of 3.7% for the Company’s competitors. For the same period, table drop increased $65.1 million, or 3.4%. Table hold decreased by 36 basis points to 15.5%, resulting in a decrease in table win of $7.1 million.

TrumpONE, the Company’s unified marketing program and players’ club, showed strong signs of success and customer acceptance since its launch in late June 2007. Between July and December 2007, 16% of database customers played at two or more properties, compared to 10% for the same period of 2006. This resulted in an increase of 41%, or $9.3 million, in cross-property win. In addition, the Company launched retail stores and a merchandise catalogue in 2007 for customer points redemption, and plans to begin a cross-property shuttle in the coming weeks.

Revenue management initiatives continued to produce positive results as, for the year, hotel occupancy improved to 87.3% from 85.1%, revenue per available room (“RevPAR”) increased 7.7% to $79.89, and cash room revenue increased $7.9 million to $33.8 million.

Cost savings initiatives also continued to produce positive measurable results to the Company’s bottom line, resulting in annual property-level payroll and benefit cost savings of $15 million, or 4.1%, on a year-over-year basis.

The new Taj Mahal hotel tower remains on schedule and budget. The $255 million project is expected to begin a phased opening by Labor Day 2008, and to be completed by the conclusion of the year.

Capital redevelopment projects at the Company’s properties were substantially complete as of the end of the fourth quarter of 2007. At the Taj Mahal, the High Limit Gaming Salon was completed and casino floor renovations continued during the fourth quarter. Additionally, a refurbishment of the poker room has been completed in early 2008 and construction has begun on the Italian restaurant Il Mulino New York at the Taj Mahal, which is scheduled to open adjacent to the casino floor in August 2008.

Corporate & Other Expenses

Corporate and development costs decreased $5.1 million and $5.8 million for the quarter and year ended December 31, 2007, respectively, primarily due to lower development costs and a reduction in corporate payroll and benefit costs.

Capital Structure

The Company reported that as of December 31, 2007 it had cash of $121.3 million excluding $52.7 million of cash restricted in use primarily to fund construction of the new hotel tower at the Trump Taj Mahal. The Company indicated total debt had increased by $236.5 million since December 31, 2006 to $1,643.9 million at December 31, 2007. Capital expenditures for the year ended December 31, 2007 were approximately $232 million, consisting of $38 million maintenance capital, $106 million renovation, and $88 million for the Taj Mahal tower.

Capitalized interest during the year ended December 31, 2007 was $4.2 million compared to $1.2 million during the year ended December 31, 2006.

Conference Call Information

The Company will conduct a conference call at 11:00 a.m. Eastern Time (ET) on March 5, 2008, during which management will discuss the results and other matters addressed in the earnings release, which will be available live on the investor relations page of Company’s website, www.trumpcasinos.com. Members of the financial community and interested investors who wish to participate in the conference call may do so via telephone by calling toll free (866) 761-0749 or, for callers outside the United States, (617) 614-2707, not earlier than 15 minutes before the call is scheduled to begin. The passcode for the call is 12743217.

A replay of the conference call will be available on the Company’s website, as well as via telephone from 4:00 p.m. ET on March 5, 2008 until midnight ET on March 12, 2008. The replay number is toll free (888) 286-8010 or, for callers outside the United States and Canada, (617) 801-6888. The replay passcode is 29322862.

About Trump Entertainment Resorts, Inc.

Trump Entertainment Resorts, Inc. is a leading gaming company that owns and operates three properties. The Company’s properties are Trump Taj Mahal Casino Resort and Trump Plaza Hotel and Casino, located on the Boardwalk in Atlantic City, New Jersey, and Trump Marina Hotel Casino, located in Atlantic City’s Marina District. The Company is the sole vehicle through which Donald J. Trump, the Company’s Chairman and largest stockholder, conducts gaming activities and is separate and distinct from Mr. Trump’s real estate and other holdings.

PSLRA Safe Harbor for Forward-Looking Statements

and Additional Available Information

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in such statements. All statements and information concerning plans, expectations, estimates and beliefs, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “could,” “optimistic,” “can” and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. In connection with certain forward-looking statements contained in this release and those that may be made in the future by or on behalf of Trump Entertainment Resorts, Inc., the Company notes that there are various factors that could cause actual results to differ materially from those set forth in any such forward-looking statements.

The forward-looking statements contained in this release reflect the opinion of management as of the date of this release and are qualified by, and subject to, significant business, economic, competitive, regulatory and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of the Company. Accordingly, there can be no assurance that the forward-looking statements contained in this release will be realized. Readers are hereby advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time or other factors beyond the control of the Company. The Company does not intend, however, to update the guidance provided herein prior to its next release or unless otherwise required to do so. Readers of this release should consider these facts in evaluating the information contained herein. In light of the foregoing, readers of this release are cautioned not to place undue reliance on the forward-looking statements contained herein. Additional information concerning the potential risk factors that could affect the Company’s future performance are described from time to time in the Company’s periodic reports filed with the SEC, including, but not limited to, the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. These reports may be viewed free of charge on the SEC’s website, www.sec.gov, or on the Company’s website, www.trumpcasinos.com.

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TRUMP ENTERTAINMENT RESORTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Revenues:
Gaming	$238,025	$256,605	$1,021,625	$1,079,245
Rooms	19,830	19,069	83,733	77,836
Food and beverage	28,339	28,218	118,959	122,611
Other	12,855	8,782	46,019	43,370

	299,049	312,674	1,270,336	1,323,062
Less promotional allowances	(70,435)	(68,478)	(282,101)	(296,783)

Net revenues	228,614	244,196	988,235	1,026,279
Costs and expenses:
Gaming	117,183	118,303	474,023	481,747
Rooms	3,971	3,458	16,501	12,458
Food and beverage	12,756	10,144	51,260	48,585
General and administrative	68,376	67,160	274,552	278,305
Income from settlement of property tax appeals	(30,705)	—	(30,705)	—
Corporate and development	4,948	10,442	26,839	33,120
Corporate—related party	725	433	2,552	2,363
Goodwill and other asset impairment charges	238,713	—	238,713	—
Depreciation and amortization	16,392	16,345	65,632	68,091

	432,359	226,285	1,119,367	924,669

(Loss) income from operations	(203,745)	17,911	(131,132)	101,610

Non-operating income (expense):
Interest income	2,080	2,327	7,553	10,299
Interest expense	(33,582)	(32,431)	(131,034)	(130,144)
Loss on early extinguishment of debt	(4,127)	—	(4,127)	—

	(35,629)	(30,104)	(127,608)	(119,845)

Loss before income taxes, minority interests and discontinued operations	(239,374)	(12,193)	(258,740)	(18,235)
Provision for income taxes	(150)	(864)	(350)	(6,451)
Minority interests	56,290	2,812	60,895	5,617

Loss from continuing operations	(183,234)	(10,245)	(198,195)	(19,069)

Income from discontinued operations:
Trump Indiana	—	678	—	678
Provision for income taxes	—	56	—	56
Minority interest	—	(172)	—	(172)

Income from discontinued operations	—	562	—	562

Net loss	$(183,234)	$(9,683)	$(198,195)	$(18,507)

Continuing operations	$(5.89)	$(0.33)	$(6.38)	$(0.62)
Discontinued operations	—	0.02	—	0.02

Basic and diluted net loss per share	$(5.89)	$(0.31)	$(6.38)	$(0.60)

Weighted average shares outstanding:
Basic and diluted	31,093,983	30,989,609	31,086,918	30,920,616

TRUMP ENTERTAINMENT RESORTS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(unaudited)

	December 31,
	2007	2006
Current assets:
Cash and cash equivalents	$121,309	$100,007
Restricted cash	—	27,375
Accounts receivable, net of allowance for doubtful accounts of $15,925 and $13,032, respectively	45,053	45,342
Accounts receivable, other	6,366	9,000
Inventories	11,235	12,039
Deferred income taxes	7,421	10,351
Other current assets	13,644	13,049

Total current assets	205,028	217,163

Net property and equipment	1,630,453	1,535,057

Other assets:
Restricted cash	52,702	—
Goodwill	135,058	226,480
Trademarks	91,357	197,000
Intangible assets, net of accumulated amortization of $4,599 and $2,787, respectively	5,918	7,730
Deferred financing costs, net of accumulated amortization of $4,031 and $4,279, respectively	17,725	17,914
Property tax receivable	18,782	—
Other assets, net of reserve of $33,209 and $36,203, respectively	64,030	59,152

Total other assets	385,572	508,276

Total assets	$2,221,053	$2,260,496

Current liabilities:
Accounts payable	$59,741	$33,088
Accrued payroll and related expenses	25,642	28,332
Income taxes payable	8,195	24,904
Partnership distribution payable	250	260
Accrued interest payable	18,102	13,645
Self-insurance reserves	13,016	13,299
Other current liabilities	39,047	31,941
Current maturities of long-term debt	5,646	11,263

Total current liabilities	169,639	156,732

Long-term debt, net of current maturities	1,638,300	1,396,170
Deferred income taxes	100,159	152,414
Other long-term liabilities	31,853	17,017
Minority interests	64,248	125,395

Stockholders’ equity:
Preferred stock, $1 par value; 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.001 par value; 75,000,000 shares authorized, 31,071,021 and 30,990,902 shares issued and outstanding, respectively	31	31
Class B Common stock, $0.001 par value; 1,000 shares authorized, 900 shares issued and outstanding	—	—
Additional paid-in capital	460,053	457,772
Accumulated deficit	(243,230)	(45,035)

Total stockholders’ equity	216,854	412,768

Total liabilities and stockholders’ equity	$2,221,053	$2,260,496

TRUMP ENTERTAINMENT RESORTS, INC.

SELECTED FINANCIAL INFORMATION

SUMMARY OPERATING DATA

(unaudited, in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Gaming revenues
Trump Taj Mahal	$114.4	$123.9	$504.1	$525.4
Trump Plaza	66.5	72.1	277.8	298.2
Trump Marina	57.1	60.6	239.7	255.6

Total	$238.0	$256.6	$1,021.6	$1,079.2

Net revenues
Trump Taj Mahal	$112.2	$119.6	$489.5	$502.7
Trump Plaza	61.7	67.5	267.7	278.8
Trump Marina	54.7	57.1	231.0	244.8

Total	$228.6	$244.2	$988.2	$1,026.3

(Loss) income from operations
Trump Taj Mahal	$(15.4)	$17.9	$50.6	$80.4
Trump Plaza	(29.2)	5.2	(12.0)	20.7
Trump Marina	(153.3)	5.7	(139.9)	36.1
Corporate and development	(5.8)	(10.9)	(29.8)	(35.6)

Total	$(203.7)	$17.9	$(131.1)	$101.6

Adjusted EBITDA
Trump Taj Mahal	$18.4	$25.9	$106.7	$114.3
Trump Plaza	6.0	10.0	37.8	40.7
Trump Marina	3.9	9.1	29.3	48.4
Corporate and development	(5.7)	(10.8)	(29.4)	(35.4)

Total	$22.6	$34.2	$144.4	$168.0

TRUMP ENTERTAINMENT RESORTS, INC.

SELECTED FINANCIAL INFORMATION

RECONCILIATION OF INCOME (LOSS) FROM OPERATIONS TO ADJUSTED EBITDA

(unaudited, in millions)

	Three Months Ended December 31, 2007
	Income (Loss) From Operations	Depreciation and Amortization	Income from Property Tax Settlement, Net	Goodwill and Other Asset Impairment Charges	Adjusted EBITDA
Trump Taj Mahal	$(15.4)	$7.0	$(3.6)	$30.4	$18.4
Trump Plaza	(29.2)	4.7	(22.6)	53.1	6.0
Trump Marina	(153.3)	4.6	(2.6)	155.2	3.9
Corporate and other	(5.8)	0.1	—	—	(5.7)

Total	$(203.7)	$16.4	$(28.8)	$238.7	$22.6

	Three Months Ended December 31, 2006
	Income (Loss) From Operations	Depreciation and Amortization	Income from SJTA Settlement	Goodwill and Other Asset Impairment Charges	Adjusted EBITDA
Trump Taj Mahal	$17.9	$8.0	$—	$—	$25.9
Trump Plaza	5.2	4.8	—	—	10.0
Trump Marina	5.7	3.4	—	—	9.1
Corporate and other	(10.9)	0.1	—	—	(10.8)

Total	$17.9	$16.3	$—	$—	$34.2

	Year Ended December 31, 2007
	Income (Loss) From Operations	Depreciation and Amortization	Income from Property Tax Settlement, Net	Goodwill and Other Asset Impairment Charges	Adjusted EBITDA
Trump Taj Mahal	$50.6	$29.3	$(3.6)	$30.4	$106.7
Trump Plaza	(12.0)	19.3	(22.6)	53.1	37.8
Trump Marina	(139.9)	16.6	(2.6)	155.2	29.3
Corporate and other	(29.8)	0.4	—	—	(29.4)

Total	$(131.1)	$65.6	$(28.8)	$238.7	$144.4

	Year Ended December 31, 2006
	Income (Loss) From Operations	Depreciation and Amortization	Income from SJTA Settlement	Goodwill and Other Asset Impairment Charges	Adjusted EBITDA
Trump Taj Mahal	$80.4	$33.9	$—	$—	$114.3
Trump Plaza	20.7	20.0	—	—	40.7
Trump Marina	36.1	14.0	(1.7)	—	48.4
Corporate and other	(35.6)	0.2	—	—	(35.4)

Total	$101.6	$68.1	$(1.7)	$—	$168.0